Exhibit 3

VOTING AGREEMENT

AGREEMENT (as amended, this “Agreement”), dated as of May 1, 2013 by and between Exchange Parent Corp., a Delaware corporation (“Parent”), and the undersigned stockholders (each, a “Stockholder”) of Ebix, Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Exchange Merger Corp., a Delaware corporation and wholly-owned Subsidiary of Parent (“MergerSub”) and the Company are entering into an Agreement and Plan of Merger (as amended in accordance with the terms thereof, the “Merger Agreement”), pursuant to which the parties to the Merger Agreement will perform their obligations thereunder in accordance with the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner, as defined in Rule 13d-3 promulgated under the 1934 Act, of such number of shares of Company Stock that is set forth opposite the name of such stockholder on Schedule A hereto (all such shares, together with all additional shares of Company Stock, if any, that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the 1934 Act) by such Stockholder, whether upon the exercise or conversion of options or warrants, convertible securities or other Company Securities, or by any other means, after the date hereof, the “Shares” of such Stockholder); and

WHEREAS, in order to induce Parent and MergerSub to enter into the Merger Agreement, and as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Subsidiary have requested that each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to all of such Stockholder’s Shares.

ACCORDINGLY, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, hereto agree as follows:

ARTICLE 1

AGREEMENT TO VOTE; GRANT OF PROXY

Section 1.01. Voting Agreement. From the period commencing with the execution and delivery of this Agreement until termination of this Agreement in accordance with its terms, each Stockholder hereby separately agrees to vote or exercise its right to consent with respect to all Shares that such Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Until termination of this Agreement in accordance with its terms, each Stockholder hereby separately agrees that he, she or it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement.

Section 1.02. Irrevocable Proxy. Each Stockholder hereby revokes, and agrees to cause to be revoked, any and all previous proxies granted with respect to the Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, act by written consent or express dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. Except as provided in the next sentence, the proxy granted by each Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall be automatically revoked in its entirety upon termination of this Agreement in accordance with its terms.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder represents and warrants as to himself or itself only, severally and not jointly, on the date hereof and on the Closing Date to Parent that:

Section 2.01. Corporation Authorization. This Agreement constitutes a valid and binding agreement of such Stockholder. Unless such Stockholder is a natural Person, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the corporate powers of such Stockholder and have been duly authorized by all necessary corporate action. If such Stockholder is a trust, no consent of any beneficiary is required for the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is a natural Person, he or she (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder, and if such Stockholder is married and the Shares set forth on Schedule A hereto opposite such Stockholder’s name constitute community property under Applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse.

Section 2.02. Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the certificate of incorporation, bylaws or other organizational documents of such Stockholder (unless such Stockholder is a natural Person), (b) violate any Applicable Law, rule, regulation, judgment, injunction, order or decree binding upon such Stockholder, (c) other than as required in the Merger Agreement and except for any filings by such Stockholder with the Securities and Exchange Commission, require any filings with, or any consents, approvals or authorizations of, any Governmental Authority, (d) require any other consent or action by any Person under, violate, breach or constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under, any provision of any trust agreement, other agreement or other instrument binding on such Stockholder or (e) result in the imposition of any Lien on any Shares beneficially owned by such Stockholder.

Section 2.03. Ownership of Shares. Such Stockholder is the record and beneficial owner of the Shares of such Stockholder, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares of such Stockholder are subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 2.04. Total Shares. Except for the Shares set forth on Schedule A hereto opposite the name of such stockholder and Shares acquired after the date hereof, such Stockholder does not beneficially own any (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options, warrants or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.05. Litigation. As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the knowledge of such Stockholder, threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

Section 2.06. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder in such Stockholder’s capacity as a stockholder of the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Stockholder, on the date hereof and on the Closing Date, as follows:

Section 3.01. Corporation Authorization. This Agreement constitutes a valid and binding agreement of Parent. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action.

ARTICLE 4

COVENANTS OF STOCKHOLDER

Each Stockholder hereby separately covenants and agrees that:

Section 4.01. Transfer of Shares. Except pursuant to the terms of this Agreement or the Rollover Agreement or the Investment Letter Agreement, as applicable, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares of such Stockholder, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares of such Stockholder (any such action, a “Transfer”) during the term of this Agreement or (iii) take any other action that would restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder. Such Stockholder shall not seek or solicit any Transfer of any Shares. Nothing in this Section 4.01 shall prohibit such Stockholder (A) who is an officer, director or employee of the Company from taking any action in such Stockholder’s capacity as an officer, director or employee of the Company that is permitted to be taken by an officer, director or employee of the Company under Section 6.03 of the Merger Agreement and (B) from engaging in discussions with a Third Party that the Company is permitted to engage in discussions with regarding an Acquisition Proposal pursuant to Sections 6.03(a)(i) or 6.03(c)(i) of the Merger Agreement regarding such Stockholder’s equity participation, investment or reinvestment in an Acquisition Proposal; provided that prior to termination of this Agreement in accordance with its terms, such Stockholder will not enter into any agreement with respect to any of the foregoing. The foregoing restrictions on Transfer of Shares shall not prohibit any Transfers by any Stockholder in connection with the transactions contemplated by the Merger Agreement or the Rollover Agreement or the Investment Letter Agreement, as applicable.

Section 4.02. Other Offers. Each Stockholder and its subsidiaries shall not, and shall use their reasonable best efforts to cause their officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that may be considering making, or has made, an Acquisition Proposal or has agreed to endorse an Acquisition Proposal; provided, however, that such Stockholder may take the actions listed in (i) and (ii) of this Section 4.02 to the extent the Company or its Representatives would be permitted to take such actions pursuant to Section 6.03 of the Merger Agreement.

Section 4.03 Appraisal Rights. Each Stockholder waives, to the fullest extent permitted under Applicable Law, and agrees not to exercise, any rights (including under Section 262 of Delaware Law) to demand appraisal of any of such Stockholder’s Shares which may arise with respect to the Merger.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Other Definitional and Interpretative Provisions. In this Agreement the obligations of each party shall be several, and not joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement or the Merger Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.02. Further Assurances. Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares of any Stockholder. All rights, ownership and economic benefits of and relating to the Shares of each Stockholder shall remain vested in and belong to such Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Shares of such Stockholder, except as otherwise provided herein.

Section 5.04. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall automatically terminate without further action upon the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement), (ii) termination of the Merger Agreement in accordance with its terms or (iii) the written agreement of the Stockholders and Parent to terminate this Agreement.

Section 5.05. Breach; Survival. Except as set forth in the last sentence of this Section 5.05, upon termination of this Agreement all obligations of the parties to this Agreement shall cease and terminate without any liability or obligation on the part of any party to this Agreement to any Person in respect of this Agreement, and no party shall have any claim against another whether in contract, tort or otherwise with respect to this Agreement. Notwithstanding the foregoing, no party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement. Regardless of the foregoing, this Section 5.05 through Section 5.14 hereof shall survive the termination of this Agreement.

Section 5.06. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.07. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission, so long as a receipt of such facsimile transmission is requested and received) and shall be given, if to Parent, to:

Exchange Parent Corp.

c/o Broad Street Principal Investments, L.L.C.

200 West Street

New York, New York 10282

Attention: Sumit Rajpal

Facsimile No.: (212) 357-5505

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: John D. Amorosi

                 H. Oliver Smith

Facsimile No.: (212) 701-5800

if to any Stockholder, to the address or facsimile number under the name of such Stockholder on the signature pages hereof, with a copy to:

Sutherland Asbill & Brennan LLP

999 Peachtree Street

Suite 2300

Atlanta, Georgia 30309

Attention: Joel J. Hughey

Facsimile No.: (404) 853-8806

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 5.08. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

Section 5.09. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 5.10. Jurisdiction; Waiver of Jury Trial. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or any transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The parties hereto agree that process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.07 shall be deemed effective service of process on such party.

(c) Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 5.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.12. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.14. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.15. Stockholder Capacity. Notwithstanding anything to the contrary contained herein, each Stockholder is executing and entering this Agreement solely in his or its capacity as the beneficial owner of his or its Shares; each Stockholder who is an officer, director or employee of the Company makes no representation, warranty, agreement or understanding herein in his capacity or actions as a director, officer or employee of the Company or any subsidiary of the Company; and nothing herein shall limit or affect in any way or give rise to a breach hereunder for any actions or omissions that may be hereafter taken by such Stockholder in such Stockholder’s capacity as such a director, officer or employee of the Company or any Subsidiary of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

EXCHANGE PARENT CORP.

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	President

[Parent signature page to Voting Agreement]

MR. ROBIN RAINA

/s/ Robin Raina
Name: Robin Raina

Information for Notices pursuant to Section 5.07:

Robin Raina c/o Ebix, Inc. 5 Concourse Pkwy Suite 3200 Atlanta, GA 30328 Attention: Robin Raina Facsimile No.: 678-281-2039

[Stockholder signature page to Voting Agreement]

ROBIN RAINA FOUNDATION

/s/ Robin Raina
Name: Robin Raina
Title: President

Information for Notices pursuant to Section 5.07:

Robin Raina Foundation Inc. c/o Ebix, Inc. 5 Concourse Pkwy Suite 3200 Atlanta, GA 30328 Facsimile No.: 678-281-2039

[Stockholder signature page to Voting Agreement]